Exhibit 17.1

RESIGNATION

I, Josie Ben Rubi, hereby tender and submit my resignation as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of OCTuS, Inc., a Nevada corporation, (“Company”), such resignations to be effective on the 26 day of March 2008.

/s/ Josie Ben Rubi
Josie Ben Rubi Title